UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

250 WEST 57TH STREET ASSOCIATES L.L.C.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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On July 23, 2012, Malkin Holdings L.L.C., the supervisor of 250 West 57th Street Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant:

July 23, 2012

To Participants in 250 West 57th St. Associates L.L.C.

Dear Fellow Participants:

Welcome to another in our series of letters to you to answer your questions and clarify the facts regarding our proposed consolidation and initial public offering (“IPO”). We continue to move forward with the Securities and Exchange Commission (“SEC”) review process and on July 3rd filed our most recent update to our Form S-4, notably giving all investors an option for deferral of tax. Details of this change were provided to you in our July 2nd letter.

We are writing to you today to detail the equity interests the Malkin family will receive as part of this transaction and to counter contentions made by certain investors that the Malkin family is taking rewards to which it is not entitled as part of the consolidation. All the information regarding the equity interests we and our family are to receive, and why, is in the preliminary Form S-4 currently on file. To simplify your review of this already disclosed information, we highlight that information below.

The Malkin family’s ownership interests in the proposed consolidation were calculated based on our pre-existing interests in the entities contributing their assets into the consolidation in four ways:

•	direct ownership interests family members or affiliates have owned since the creation of the entities;

•	direct ownership interests family members or affiliates acquired after the creation of the entities;

•	override interests granted to family members or affiliates in the organization documents at the creation of the entities; and

•	override interests granted to family members or affiliates through signed documents after the creation of the entities.

The values of the Malkin family’s interests were calculated in the same way as each of yours. The valuations were performed by a leading independent third-party valuation expert, Duff & Phelps. Duff & Phelps was chosen based on its reputation and success in handling similarly complicated valuation assignments. Please learn about this well respected company, their work, their clients, and their history at www.duffandphelps.com.

Duff & Phelps began by appraising the value of each of the 19 individual properties in the Real Estate Investment Trust (“REIT”) that would be created as part of the consolidation. Then, Duff & Phelps allocated the property’s value to each of the present entities holding an interest in that property, based in part on financial and rent roll information and representations provided by Malkin Holdings LLC. Finally, the value allocated to each entity was allocated to participants in such entity based on its governing documents. This is how each individual investor’s ownership interest in the consolidation was determined, and this is how the Malkin family’s interests were determined.

To review, the Malkin family interests fall into the following categories:

Direct Ownership Interests

Direct ownership interests reflect investments that the Malkin family has owned from inception, inherited through the estate of Lawrence A. Wien (Peter L. Malkin’s father-in-law and partner for 30 years and Anthony E. Malkin’s grandfather) or acquired after inception. These interests are held on the exact same terms as your investments and have been valued exactly as your interests have been valued.

Override Interests

Override interests owned by the Malkin family represent the economic interest in this LLC granted in its organization documents from inception or granted by participants through later agreements. In certain instances, these overrides were inherited through the estate of our family patriarch Lawrence A. Wien.

Either through Mr. Wien, or through our own direct involvement, we have created and supervised every investment involved in this consolidation.

No new override is being taken by any Malkin family member or affiliate as part of this transaction. Every override was granted either at the inception of the investment entity or by subsequent investor consents. Thus, all the overrides were approved by you or by the investor from whom you acquired or inherited your interests.

These existing override interests have been valued based on Duff & Phelps’s valuations under the same valuation methodology used for all investors.

Interests in Management Companies

By far the smallest source of economic benefit for the Malkin family is our interests in Malkin Holdings and the other management companies. These interests were valued by Duff & Phelps based on their income, represent only approximately 2% of the total value currently allocated to the Malkin family, and represent less than 0.4% of the total preliminary exchange value as determined by Duff & Phelps for the properties proposed for the consolidation.

Values of Interests of all Holders Are Subject to Final Adjustment

As noted in the preliminary Form S-4, everyone’s assigned exchange value – including that of the Malkin family – may be adjusted by Duff & Phelps based on the latest information on property performance and market value at the time the final exchange valuation is established. And, just like everyone else’s interests, the value of the interests received by the Malkin family will be determined by the market at the IPO and over time, and dividends will be determined by property performance.

Attachment A has a summary table detailing the value assigned to the Malkin family’s interest in your property. Everything in Attachment A is based on the preliminary exchange value completed by Duff & Phelps as of July 1, 2011.

Also, as we have said before, no action by you is required until the SEC has completed its review of our filing and the final consent solicitation documents are mailed to you, which we expect is still months away. At that time, you will receive a solicitation and will have at least 60 days to review and vote.

There are material risks and conflicts of interest associated with the consolidation. You should carefully review the sections entitled “Risk Factors” and “Conflicts of Interest” in the preliminary Form S-4 which has been filed with the SEC.

In the more than 50 years that have passed since our father-in-law and grandfather Lawrence A. Wien created Associates, Malkin Holdings under its current name and prior names has continuously supervised Associates, its investment, its related operating lessee Fisk Building Associates L.L.C., and 250 West 57th Street. We are real estate professionals dedicated to the well-being of the investments in which you hold interests.

We welcome the opportunity to answer questions you have. If you want to reach out to professionals who can answer your questions with firsthand knowledge of your investment and this proposed transaction, feel free to reach us through Ned H. Cohen at 212-850-2695 or ncohen@malkinholdings.com.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Associates and its agents and supervisor, and each officer and director of them or of Empire State Realty Trust Inc. (the “REIT”) may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in Associates’ Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.

Attachment A

In the proposed transaction, based on the preliminary exchange values prepared by Duff & Phelps as the independent valuer:

Total amount to be received by all interest holders in Associates:		$142,086,268

Total amount to be received by the Malkin Holdings group (which includes all members of the Malkin family) in respect of its interests in Associates:
Direct ownership interests held on the same basis as other investors:	$9,530,308
Override interests pursuant to signed investor consents on a voluntary individual basis in response to solicitation letters dated March 10, 2004 and March 21, 2006:	10,564,842

		$20,095,150